Exhibit 99.1

Care Capital Properties Reports Fourth Quarter and Full Year 2016 Results

Fourth Quarter 2016 Net Income of $0.44 Per Diluted Share and Normalized FFO of $0.71 Per Diluted Share

Full Year 2016 Net Income Totals $1.46 Per Diluted Share and Normalized FFO Totals $3.05 Per Diluted Share

2017 Normalized FFO Guidance of $2.80 to $2.90 Per Diluted Share

CHICAGO--(BUSINESS WIRE)--February 28, 2017--Care Capital Properties, Inc. (NYSE: CCP) (“CCP” or the “Company”), a company with a diversified portfolio of triple-net leased healthcare properties focused on the post-acute sector, today announced operating results for the quarter and year ended December 31, 2016. CCP began operating as an independent, publicly traded company in August 2015, following completion of its spin-off from Ventas, Inc. (NYSE: VTR) (“Ventas”). As previously explained, financial results reported for 2015 represent a combination of operating results that have been “carved-out” of Ventas’s consolidated financial statements for the period prior to the spin-off and standalone operating results for the period subsequent to the spin-off.

“We are pleased to have delivered strong results in 2016, while generating robust cash flow to reinvest in growing our business. Our many accomplishments included putting our permanent capital structure in place, improving our portfolio through acquisitions, portfolio redevelopment, dispositions and asset transitions and building out our standalone infrastructure,” CCP Chief Executive Officer Raymond J. Lewis said. “In addition, we paid an attractive dividend and enhanced our investment grade balance sheet. As we look ahead to 2017, we are focused on completing value-enhancing investments and managing our portfolio to invest and grow with quality operators.”

Fourth Quarter 2016 Financial Results

  Net income attributable to CCP for the quarter ended December 31, 2016 was $37 million, or $0.44 per diluted common share.
  Normalized Funds from Operations (“FFO”) for the quarter ended December 31, 2016 was $59 million, or $0.71 per diluted common share. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the same time period was $62 million, or $0.74 per diluted common share. Normalized FFO and NAREIT FFO for the quarter ended December 31, 2015 were $71 million, or $0.85 per diluted common share, and $69 million, or $0.83 per diluted common share, respectively. The decreases in the fourth quarter of 2016 compared to the prior-year period are attributable primarily to an increase in interest expense resulting from the refinancing of short-term floating rate debt with longer term fixed rate debt during 2016 and the impact of dispositions completed in the year, partially offset by acquisitions and contractual rent increases.

Full Year 2016 Financial Results

  For the year ended December 31, 2016, net income attributable to CCP was $123 million, or $1.46 per diluted common share.
  Normalized FFO for the year ended December 31, 2016 was $255 million, or $3.05 per diluted common share. NAREIT FFO for the same period was $245 million, or $2.92 per diluted common share. Normalized FFO and NAREIT FFO for the year ended December 31, 2015 was $286 million, or $3.42 per diluted common share, and $277 million, or $3.31 per diluted common share, respectively. The decreases in 2016 over the prior year are due primarily to an increase in interest expense, as CCP had no debt outstanding prior to August 17, 2015 and the debt incurred in connection with the spin-off consisted entirely of floating rate bank debt.
  Adjusted EBITDA grew to $312 million in 2016 due primarily to investments completed in 2015 and 2016 and contractual rent escalations in 2016, partially offset by dispositions, asset transitions and lease restructurings.
  Cash flow from operations after routine capital expenditures and dividends (including the dividend declared in December 2016, but paid in January 2017) was $53 million.

Operating Results

  During 2016, CCP made investments totaling approximately $77 million, including new asset purchases and loans receivable (but excluding any seller financing), at an average yield of 8.1%. In addition, the Company invested $38 million in development and redevelopment projects in 2016 at an approximate yield of 8.5%.
  During 2016, the Company disposed of 18 properties for gross proceeds of $124 million and entered into definitive agreements to sell another 23 properties for approximately $175 million, which sales are expected to close in the first half of 2017. The weighted average cap rate on dispositions completed in 2016 was approximately 8.1%.
  In 2016, the Company paid $1.6 million to Ventas under a transition services agreement for certain financial, tax and administrative support services. This agreement expired at the end of August 2016.

Balance Sheet and Capital Markets Activities

  As previously announced, CCP refinanced $935 million of debt in 2016 and entered into interest rate swaps to fix the rate on $600 million of floating rate debt. The Company repaid all $600 million principal amount of its previous term loan due 2017 and $326 million principal amount of its term loan due 2020. At year end, CCP had floating rate debt of $233 million, or approximately 16% of total debt outstanding.
  The weighted average interest rate as of December 31, 2016 was approximately 3.8%.
  At December 31, 2016, the Company had $576 million of available borrowing capacity under its revolver, and its net debt to full-year Adjusted EBITDA was 4.7x, after giving effect to the fourth quarter dividend.

Dividends

  For 2016, CCP paid dividends totaling $2.28 per share (inclusive of the fourth quarter dividend declared in December 2016 and paid in January 2017), reflecting a payout ratio of 75% based on normalized FFO.
  The Board of Directors declared a dividend for the first quarter of 2017 in the amount of $0.57 per share. The dividend is payable on March 31, 2017 to stockholders of record as of March 10, 2017.

2017 Normalized FFO Guidance

CCP currently expects its 2017 normalized FFO to range between $2.80 and $2.90 per diluted common share. NAREIT FFO is expected to range from $2.73 to $2.83 per diluted common share for the year. This 2017 guidance assumes:

  Dispositions totaling approximately $175 million at an average cap rate of approximately 9.5% and reinvestment of those proceeds at an average yield of approximately 9%.
  Redevelopment investments totaling approximately $20 million at an average yield of just over 8%.
  No additional acquisitions (beyond the reinvestment of $175 million of disposition proceeds) or debt or equity raises.

CCP’s guidance is predicated on a number of other assumptions that are subject to change and many of which are outside of CCP’s control. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that CCP will achieve these results.

Fourth Quarter and Year-End Conference Call

CCP will hold a conference call to discuss its fourth quarter and full year 2016 results and 2017 guidance in more detail today at 10:00 A.M. Eastern Time (9:00 A.M. Central Time). The dial-in number for the conference call is (888) 349-0115 or (412) 317-5143 for international callers and (855) 669-9657 for Canadian callers. Please ask to be joined to the Care Capital Properties, Inc. call. The call will also be webcast live and can be accessed at CCP’s website at www.carecapitalproperties.com. A replay of the call will be available at CCP’s website, or by calling (877) 344-7529 or (412) 317-0088 for international callers and (855) 669-9658 for Canadian callers, passcode 10099909, beginning on February 28, 2017 at approximately 2:00 P.M. Eastern Time and will remain available until March 28, 2017.

About Care Capital Properties

Care Capital Properties, Inc. is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties, focused on the post-acute sector. The Company’s skilled management team is fully invested in delivering excellent returns by forging strong relationships with shareholders, operators, and employees.

Supplemental information about Care Capital Properties, Inc. can be found on the Company’s website under the “Investors” section at: www.carecapitalproperties.com/investors/financial-information/documents.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding CCP’s or its tenants’ or borrowers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ materially from CCP’s expectations. Except as required by law, CCP does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Factors that could cause CCP’s actual future results and trends to differ materially from those anticipated are discussed in its filings with the Securities and Exchange Commission and include, without limitation: (a) the ability and willingness of CCP’s tenants, borrowers and other counterparties to satisfy their obligations under their respective contractual arrangements with CCP, including, in some cases, their obligations to indemnify, defend and hold harmless CCP from and against various claims, litigation and liabilities; (b) the ability of CCP’s tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness, and the impact of CCP’s tenants or borrowers declaring bankruptcy or becoming insolvent; (c) CCP’s ability to successfully execute its business strategy, including identifying, underwriting, financing, consummating and integrating suitable acquisitions and investments; (d) macroeconomic conditions such as a disruption in or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of competition in the markets in which CCP’s properties are located; (f) the impact of pending and future healthcare reform and regulations, including cost containment measures, quality initiatives and changes in reimbursement methodologies, policies, procedures and rates; (g) increases in CCP’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of CCP’s tenants to successfully operate CCP’s properties in compliance with applicable laws, rules and regulations, to deliver high-quality services, to hire and retain qualified personnel, to attract residents and patients, and to participate in government or managed care reimbursement programs; (i) changes in general economic conditions or economic conditions in the markets in which CCP may, from time to time, compete for investments, capital and talent, and the effect of those changes on CCP’s earnings and financing sources; (j) CCP’s ability to repay, refinance, restructure or extend its indebtedness as it becomes due; (k) CCP’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (l) final determination of CCP’s taxable net income for the year ended December 31, 2016 and for current and future years; (m) the ability and willingness of CCP’s tenants to renew their leases with CCP upon expiration of the leases, CCP’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event CCP exercises its right to replace an existing tenant, and obligations, including indemnification obligations, CCP may incur in connection with the replacement of an existing tenant; (n) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators contained in CCP’s leases and on CCP’s earnings; (o) CCP’s ability and the ability of its tenants and borrowers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (p) the impact of increased operating costs and uninsured professional liability claims on CCP’s or its tenants’ or borrowers’ liquidity, financial condition and results of operations, and the ability of CCP and its tenants and borrowers to accurately estimate the magnitude of those costs and claims; (q) consolidation in the healthcare industry resulting in a change of control of, or a competitor’s investment in, one or more of CCP’s tenants or borrowers or significant changes in the senior management of CCP’s tenants or borrowers; (r) the impact of litigation or any financial, accounting, legal or regulatory issues, including government investigations, enforcement proceedings and punitive settlements, that may affect CCP or its tenants or borrowers; and (s) changes in accounting principles, or their application or interpretation, and CCP’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on CCP’s earnings. Many of these factors are beyond the control of CCP and its management.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,	December 31,
	2016	2015

Assets
Real estate investments:
Land and improvements	$262,064	$287,193
Buildings and improvements	2,785,166	2,984,257
Construction in progress	45,892	33,646
Acquired lease intangibles	92,431	101,869
	3,185,553	3,406,965
Accumulated depreciation and amortization	(702,809)	(704,210)
Net real estate property	2,482,744	2,702,755
Net investment in direct financing lease	22,531	22,075
Net real estate investments	2,505,275	2,724,830
Loans receivable, net	62,264	29,727
Cash	15,813	16,995
Goodwill	123,884	145,374
Other assets	105,132	38,043
Total assets	$2,812,368	$2,954,969

Liabilities and equity
Liabilities:
Term loans, senior notes and other debt	$1,414,534	$1,524,863
Tenant deposits	42,574	57,974
Lease intangible liabilities, net	103,182	130,348
Dividends payable	47,861	—
Accounts payable and other liabilities	37,177	24,048
Deferred income taxes	1,852	1,889
Total liabilities	1,647,180	1,739,122

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, unissued at December 31, 2016 and 2015	—	—
Common stock, $0.01 par value; 300,000 share authorized; 83,970 and 83,803 shares issued at December 31, 2016 and 2015, respectively	840	838
Additional paid-in-capital	1,272,642	1,264,650
Dividends in excess of net income	(119,750)	(51,056)
Treasury stock, 11 and 0 shares at December 31, 2016 and 2015, respectively	(330)	—
Accumulated other comprehensive income	10,476	—
Total CCP equity	1,163,878	1,214,432
Noncontrolling interest	1,310	1,415
Total equity	1,165,188	1,215,847
Total liabilities and equity	$2,812,368	$2,954,969

COMBINED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015

Revenues:
Rental income, net	$79,369	$84,685	$325,464	$321,785
Income from investments in direct financing lease and loans	1,944	1,138	6,474	3,818
Real estate services fee income	1,514	1,484	6,595	2,247
Interest and other income	283	24	2,073	91
Net gain on lease termination	7,298	—	7,298	—
Total revenues	90,408	87,331	347,904	327,941

Expenses:
Interest	14,958	8,272	50,168	12,347
Depreciation and amortization	25,237	31,064	107,561	111,752
Impairment on real estate investments and goodwill	3,869	6,491	21,794	23,139
General, administrative and professional fees	8,510	7,723	34,827	29,222
Deal costs	570	1,608	3,086	6,354
Loss on extinguishment of debt	—	—	5,461	—
Other expenses, net	465	188	4,384	1,466
Total expenses	53,609	55,346	227,281	184,280

Income before income taxes, real estate dispositions and noncontrolling interests	36,799	31,985	120,623	143,661
Income tax expense	27	86	(752)	(938)
(Loss) gain on real estate dispositions	(1)	(224)	2,894	632
Net income	36,825	31,847	122,765	143,355
Net income attributable to noncontrolling interests	9	51	22	189
Net income attributable to CCP	$36,816	$31,796	$122,743	$143,166

Net income	$36,825	$31,847	$122,765	$143,355
Other comprehensive gain - derivatives	19,218	—	10,476	—
Total comprehensive income	56,043	31,847	133,241	143,355
Comprehensive income attributable to noncontrolling interests	9	51	22	189
Comprehensive income attributable to CCP	$56,034	$31,796	$133,219	$143,166

Earnings per common share:
Basic:
Net income attributable to CCP	$0.44	$0.38	$1.46	$1.71
Diluted:
Net income attributable to CCP	$0.44	$0.38	$1.46	$1.71

Dividends declared per common share	$0.57	$0.57	$2.28	$1.14

Weighted average shares used in computing earnings per common share:
Basic	83,618	83,488	83,592	83,488
Diluted	83,755	83,612	83,689	83,607

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015

Cash flows from operating activities:
Net income	$36,825	$31,847	$122,765	$143,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment on real estate investments and associated goodwill	27,429	34,390	124,716	128,372
Decrease in value of damaged property, net of estimated insurance proceeds	—	—	3,570	—
Amortization of above and below market lease intangibles, net	(1,909)	(2,133)	(7,813)	(8,968)
Amortization of deferred financing fees	1,062	1,426	4,610	2,072
Accretion of direct financing lease	(398)	(355)	(1,517)	(1,351)
Amortization of leasing costs and other intangibles	1,658	3,166	4,570	6,519
Amortization of stock-based compensation	1,473	679	5,796	2,439
Straight-lining of rental income, net	(14)	(38)	(78)	(163)
Loss (gain) on real estate dispositions	—	224	(2,894)	(632)
Net gain on lease termination	(7,298)	—	(7,298)	—
Loss on extinguishment of debt	—	—	5,461	—
Income tax benefit	(80)	(328)	(35)	(370)
Other	(25)	(197)	(101)	(298)
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in other assets	99	(7,296)	(3,183)	(11,085)
(Decrease) increase in tenant deposits	(7,654)	(9,321)	(14,825)	5,627
Decrease in accounts payable and other liabilities	9,136	9,069	15,476	1,657
Net cash provided by operating activities	60,304	61,133	249,220	267,174

Cash flows from investing activities:
Net investment in real estate property	(35,235)	(666)	(35,235)	(455,498)
Proceeds from real estate disposals	—	4,510	94,400	6,020
Investment in loans receivable	(26,050)	(1,372)	(89,371)	(21,463)
Proceeds from loans receivable	29,821	1,382	87,343	2,422
Development project expenditures	(8,674)	(10,225)	(38,064)	(22,854)
Capital expenditures	(802)	(2,234)	(4,413)	(15,738)
Net cash (used in) provided by investing activities	(40,940)	(8,605)	14,660	(507,111)

Cash flows from financing activities:
Net change in borrowings under revolving credit facility	(26,000)	5,000	(119,000)	143,000
Proceeds from debt	—	—	935,000	1,400,000
Repayment of debt	—	—	(926,000)	—
Payment of deferred financing costs	—	—	(10,400)	(20,209)
Purchase of noncontrolling interest	—	(3,100)	—	(3,100)
Distributions to noncontrolling interest	(32)	(109)	(127)	(375)
Cash distribution to common stockholders	4	(47,768)	(143,576)	(95,522)
Distribution to parent	—	—	—	(1,273,000)
Purchase of treasury stock	—	—	(959)	—
Net contribution from parent prior to separation	—	—	—	103,714
Net cash (used in) provided by financing activities	(26,028)	(45,977)	(265,062)	254,508

Net (decrease) increase in cash	(6,664)	6,551	(1,182)	14,571
Cash at beginning of period	22,477	10,444	16,995	2,424
Cash at end of period	$15,813	$16,995	$15,813	$16,995

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations (FFO) and Normalized FFO [1]
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015

Net income attributable to CCP	$36,816	$31,796	$122,743	$143,166
Net income attributable to CCP per share	$0.44	$0.38	$1.46	$1.71

Adjustments:
Real estate depreciation and amortization	25,045	30,875	106,803	111,242
Real estate depreciation related to noncontrolling interests	(32)	(68)	(139)	(270)
Impairment on real estate investments and goodwill	233	6,491	18,157	23,139
Loss (gain) on real estate dispositions	—	224	(2,894)	(632)
Subtotal: FFO add-backs	25,246	37,522	121,927	133,479
Subtotal: FFO add-backs per share	$0.30	$0.45	$1.46	$1.60
FFO (NAREIT) attributable to CCP	$62,062	$69,318	$244,670	$276,645
FFO (NAREIT) attributable to CCP per share	$0.74	$0.83	$2.92	$3.31

Adjustments:
Income tax expense	(28)	(86)	752	938
Deal costs	570	1,608	3,086	6,354
Amortization of other intangibles	173	172	688	261
Loss on extinguishment of debt	—	—	5,461	—
Net gain on lease termination	(7,298)	—	(7,298)	—
Impairment on goodwill	3,636	—	3,636	—
Costs related to the spin	—	838	1,605	2,150
Other non-cash items, net	191	(1,003)	2,241	—
Subtotal: normalized FFO add-backs	(2,756)	1,529	10,171	9,703
Subtotal: normalized FFO add-backs per share	$(0.03)	$0.02	$0.12	$0.12
Normalized FFO attributable to CCP	$59,306	$70,847	$254,841	$286,348
Normalized FFO attributable to CCP per share	$0.71	$0.85	$3.05	$3.42

[1] Totals and per share amounts may not add due to rounding.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, CCP considers FFO and normalized FFO to be appropriate measures of operating performance of an equity REIT. In particular, CCP believes that normalized FFO is useful because it allows investors, analysts and CCP management to compare CCP’s operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions.

NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis. CCP defines normalized FFO as FFO excluding items which may be nonrecurring or recurring in nature but not consistent in amounts.

FFO and normalized FFO presented herein may not be comparable to similar measures presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO and normalized FFO should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of CCP’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of CCP’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of CCP’s needs. CCP believes that in order to facilitate a clear understanding of the consolidated historical operating results of CCP, FFO and normalized FFO should be examined in conjunction with net income attributable to CCP as presented elsewhere herein.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Net Debt to Full-Year Adjusted EBITDA

The following information considers the effect on net income of CCP’s investments and dispositions that were completed during the year ended December 31, 2016, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to adjusted earnings before interest, taxes, depreciation and amortization, as well as adjustments for items which may be nonrecurring or recurring in nature but not consistent in amounts (“Adjusted EBITDA”) (dollars in thousands):

Net income	$122,765

Adjustments for investments and dispositions during the period	(1,829)

Adjusted net income	$120,936

Add back:
Interest	50,168
Income tax expense	752
Depreciation and amortization	107,561
Impairment on real estate investments and goodwill	21,794
Stock-based compensation	6,941
Deal costs	3,086
Loss on extinguishment of debt	5,461
Gain on real estate dispositions	(2,894)
Net gain on lease termination	(7,298)
Acquisition depreciation	1,833
Transition services fee expense	1,605
Other non-cash items, net	2,126
Adjusted EBITDA	$312,071

As of December 31, 2016:
Debt (1)	$1,462,396
Unamortized debt issuance costs	18,466
Cash	(15,813)
Net debt (adjusted for unamortized debt issuance costs)	$1,465,048

Net debt to Adjusted EBITDA	4.7

(1) Debt has been increased for the fourth quarter 2016 dividend that was declared in December 2016 but paid in January 2017.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Guidance

	FY 2017 Guidance - Per Share
	Low	High

Net Income Attributable to CCP	$1.55	$1.65

Depreciation & Amortization	1.18	1.18
(Gain) / Loss on Real Estate Dispositions	—	—

NAREIT FFO	$2.73	$2.83

Deal Costs	0.06	0.06
(Gain) Loss on Debt Repayment	—	—
Other	0.01	0.01

Normalized FFO	$2.80	$2.90

CONTACT:
Care Capital Properties, Inc.
Lori B. Wittman
Executive Vice President and Chief Financial Officer
lwittman@carecapitalproperties.com
312.881.4702